Exhibit 99.1

ENGlobal Reports Third Quarter 2017 Results

HOUSTON, November 3, 2017 (MARKETWIRE) — ENGlobal (NASDAQ: ENG), a leading provider of engineering and automation services, today announced results for the third quarter ended September 30, 2017.

ENGlobal reported a net loss of $12.1 million for the third quarter of 2017 which was a $12.6 million decrease over net income of $0.5 million reported for the prior year period. The third quarter 2017 results included the effects of a $11.3 million non-cash charge relating to a valuation allowance that was taken against the Company’s deferred tax assets. Net loss per diluted share was ($0.44) versus net income per diluted share of $0.02 for the third quarter just ended and for the third quarter of 2016, respectively.

During the second quarter of 2017, management worked closely with a strategy consultant to perform an assessment of the Company and both short term and long term market trends, which in turn assisted management in updating its long term business growth strategy. This assessment was completed in the quarter just ended and concluded that ENGlobal’s market segments that are expected to experience the highest future growth rates are those relating to Industrial Controls and Automation and the Industrial Internet of Things (IIOT).

These are both areas in which the Company has extensive experience providing higher value products and services to its clients but have not been the Company’s primary focus in recent years. As a result of this strategic assessment, management has developed a multi-year plan to invest and position the Company as a leading provider of higher value industrial automation and IIOT services to its extensive customer base – an area that has historically produced higher project margins for ENGlobal.

Additionally, through previous organic initiatives, ENGlobal is now a vertically integrated service provider with expertise in project related engineering, mechanical fabrication, systems integration and automation. This positioning has allowed the Company to differentiate itself from most of its competitors as a full service provider - delivering benefits by reducing its clients’ need to coordinate multiple vendors. In addition, ENGlobal is now able to pursue larger scopes of work focused on a wide range of modularized engineered systems. Management believes that because of the vertical integration strategy, an increasing amount of engineering, mechanical fabrication and systems integration services necessary to support the Company’s strategic growth plan will be awarded to the Company.

Management’s Assessment

William A. Coskey, P.E., Chairman and CEO of ENGlobal stated: “Our management has been very busy - taking actions during the quarter to begin the implementation of ENGlobal’s strategy. These first steps included the reorganization and refocusing of our business development personnel, the development of relevant marketing materials and the successful adoption of a new customer relationship management system. In addition, during the quarter we completed the reorganization of our operations staff resulting in a senior VP responsible for the staffing, training, development and project execution of our automation business and a senior VP with the same responsibilities for our multidiscipline engineering and EPC projects business.”

Mark A. Hess, ENGlobal’s Chief Financial Officer stated: “During the quarter, we continued to work through many projects that were awarded at the end of last year and early this year at relatively lower margins. Combined with our low productivity levels following hurricane Harvey, this produced lower than expected revenue and gross margin for the quarter. While our selling, general and administrative costs continue to be rationalized and reduced, the reduction was not enough to offset the reduced gross margin. In addition, during the quarter, pursuant to standard accounting rules, we established a valuation allowance against our deferred tax assets of $11.3 million.”

Mr. Hess continued: “While work as a result of our strategy assessment is in its beginning phases, we have seen encouraging early indicators that this approach is aligned with our customers’ strategic focus and will be well received by our clients. As one example, we have been developing our automation pipeline over the last few quarters resulting in a 20% increase of our automation backlog during the quarter just ended. Proposal activity has been healthy and we are currently awaiting client decisions on a number of significant opportunities.”

The following is a summary of the income statement for the three months ended September 30, 2017 and September 24, 2016:

(amounts in thousands)	Three months ended September 30, 2017	Three Months ended September 24, 2016
Revenue	$12,896	$15,968
Gross Profit	1,621	3,881
General & Administrative Expenses	3,041	3,511
Operating Income (Loss)	(1,420)	370
Net Income (Loss)	(12,154)	489

The following table presents certain balance sheet items as of September 30, 2017 and December 31, 2016:

(amounts in thousands)	As of September 30, 2017	As of December 31, 2016
Cash	$10,898	$15,687
Working capital	19,163	22,200

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three and nine months ended September 30, 2017 and September 24, 2016:

(amounts in thousands)	Three months ended September 30, 2017				Three Months ended September 24, 2016
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$8,573	66.5%	10.5%	0.3%	$8,216	51.5%	17.7%	6.6%
Automation	4,323	33.5%	16.7%	4.4%	7,752	48.5%	31.3%	22.5%
Consolidated	$12,896	100.0%	12.6%	(11.0)%	$15,968	100.0%	24.3%	2.3%

(amounts in thousands)	Nine months ended September 30, 2017				Nine Months ended September 24, 2016
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$26,833	64.9%	13.5%	3.5%	$25,000	56.0%	11.5%	1.8%
Automation	14,503	35.1%	15.5%	4.0%	19,622	44.0%	23.1%	11.9%
Consolidated	$41,336	100.0%	14.2%	(8.8)%	$44,622	100.0%	16.6%	(6.3)%

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 is expected to be filed with the Securities and Exchange Commission reflecting these results by the end of the day on Friday, November 3, 2017.

About ENGlobal

ENGlobal (Nasdaq: ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, integration and implementation of advanced automation, information technology process distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services and the fabrication operation. Within the Engineering segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility and level of oil and natural gas prices; (2) our ability to retain existing customers and attract new customers; (3) our ability to accurately estimate the overall risks, revenue or costs on a contract; (4) the risk of providing services in excess of original project scope without having an approved change order; (5) our ability to execute our expansion into the modular solutions market and to execute our updated business growth strategy to position the Company as a leading provider of higher value industrial automation and Industrial Internet of Things services to its customer base; (6) our ability to attract and retain key professional personnel; (7) our ability to fund our operations and grow our business utilizing cash on hand, internally generated funds and other working capital; (8) our ability to obtain additional financing, including pursuant to a new credit facility, when needed: (9) our dependence on one or a few customers; (10) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks; (11) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (12) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (13) operational and political risks in Russia and Kazakhstan along the Caspian Sea; (14) the risk of unexpected liability claims or poor safety performance; (15) our ability to identify, consummate and integrate potential acquisitions; (16) our reliance on third-party subcontractors and equipment manufacturers; and (17) our ability to purchase shares under our stock purchase program due to changes in stock price and other considerations. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Contact:

Mark Hess

Phone: 281-878-4584

E-mail: IR@ENGlobal.com